Exhibit 99.1

GEOCOM RESOURCES INC.

(the “Company” and/or “Geocom”)

Suite 413 – 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

GEOCOM SIGNS VENTURE AGREEMENT AT LA CAROLINA

November 29, 2005 – Geocom Resources Inc. (OTCBB: GOCM) is pleased to announce that it has entered an option agreement (the “Agreement”) in respect of its La Carolina Project (the “Property”) located in San Luis Province, Argentina with Latin American Minerals Inc. (TSX-V: LAT.P) (“Latin American Minerals”) a mineral exploration company based in Toronto, Canada and Buenos Aires, Argentina that is focused on gold exploration in Argentina. TNR Gold Corp. (“TNR”) is also a party to the new Agreement, as is its wholly-owned subsidiary Compania Minera Solitario Argentina S.A. (“Solitario”) which currently holds title to the Property.

The Agreement requires Latin American Minerals to pay a total of $125,000 and issue a total of 125,000 shares to Geocom and TNR, to be divided equally between them, over a period of four years. Pursuant to the Agreement, Latin American Minerals has the right to earn an undivided 75% interest in the Property by making the cash and share payments and by making a total of $1,000,000 in exploration expenditures on the Property over a period of five years. Latin American Minerals is entitled to earn a 37.5% interest in the Property upon making $500,000 in exploration expenditures and by paying a total of $62,500 in cash and issuing 62,500 shares to Geocom and TNR. However, title to the Property will remain with Solitario until the full 75% interest in the Property is vested in Latin American Minerals. Upon Latin American Minerals earning a 75% interest in the Property, the parties intend to establish a formal joint venture to manage the development and operations of the Property.

Geocom acquired its option to earn a 75% working interest in the Property from TNR in 2003. To vest its interest in the Property, Geocom was required to make a total of $2,000,000 in exploration expenditures as well as issue shares to TNR. Geocom spent a total of $606,995 on the Property. To facilitate the Agreement with Latin American Minerals, TNR and Geocom have mutually agreed to renegotiate the terms of the La Carolina option agreement.  TNR and Geocom have agreed to the following terms: Geocom has fully vested its interest in the project; Geocom reduces its vested interest from the originally contemplated 75% to 50%, effective immediately; Geocom agrees to issue 150,000 shares to Solitario, and TNR agrees that such issuance is compensation to TNR and Solitario for its agreement. In addition, Geocom and TNR agree to manage the project via management committee and acceptable budgets, subject to the option agreement held by Latin American Minerals.

Geocom is pleased enter the Agreement with Latin American Minerals; a company that Geocom believes is managed by solid exploration and operation professionals with a keen understanding of Argentina. The Company is further pleased by Latin American Minerals’ recognition of the prospective potential of the La Carolina Project, which the Company views is a direct result of recent programs by Geocom to enhance the project’s potential.

Management of the Company also believes that this Agreement exemplifies its strategy of developing new projects that it feels have solid ore potential, and then forming ventures with other companies for continued development. Doing so will allow Geocom to continue its exploration efforts on its other projects, while maintaining an equity interest in the Property.

For further information please contact investor relations at 1-800-539-0289 or ir@geocom-resources.com

About Geocom Resources Inc.

Geocom Resources Inc. (OTCBB: GOCM) is a U.S.-based mineral exploration company focused on acquiring and developing mineral resources in geologically acceptable and politically stable countries of the world. The Company is presently active in Alaska, Argentina, Nevada, and Chile. The Company focuses on development of projects that are or will be of interest to mid-size or major producers with the goal to form joint ventures on such projects. Geocom expects to grow and maintain an interest in mines operated by its partners, allowing it to build value through continued exploration. To find out more about Geocom Resources Inc. please visit www.geocom-resources.com

On behalf of the Board of Directors

/s/ John E. Hiner

John E. Hiner, President & CEO

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding Latin American Minerals’ intention and ability to perform its obligations under the Agreement, including its ability to finance and/or make the exploration expenditures as required on the Property and to make payments and issue shares to Geocom and TNR, the intention of the parties to form a joint venture following completion of Latin American Minerals earning a 75% interest in the Property, and the transaction allowing Geocom to maintain an equity interest in the Property while continuing exploration efforts on its other projects. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability of Geocom, Latin American Minerals or any other parties to the Agreement to continue working in Argentina, the inability of Latin American Minerals or any other parties to the Agreement to finance or otherwise pay for exploration programs on the Property pursuant to the Agreement and unforeseen difficulties in commencing or completing a work program, or results of the programs, if any, not showing any commercial grades of minerals, any of which could, among other things, delay, impede or prevent Latin American Minerals from making any or continuing to make exploration expenditures on the Property, as well as any results of explorations by Latin American Minerals on the Property resulting in a decision by Latin American Minerals to discontinue explorations and the earning its interest in the Property, the inability of the parties to form a joint venture following completion of Latin American Minerals earning a 75% interest in the Property, whether for financial or other reasons, as well as the inability of Geocom to meet its obligations in respect of its other projects due to an inability to obtain the necessary financing to proceed with the same or otherwise, any one of which could result in harm to the viability of the Company.